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                                                              Exhibit 99.b(d)(4)

                 AMENDMENT TO INVESTMENT SUB-ADVISORY AGREEMENT

        Amendment dated as of July 16, 2003 to the Investment Sub-Advisory Agreement between SEI Investments Management Corporation (the "Adviser") and Barclays Global Fund Advisors (the "Sub-Adviser") with respect to the SEI Index Funds' S&P 500 Index Fund (the "Fund").

                                   WITNESSETH:

        WHEREAS, Adviser and Sub-Adviser have entered into an Investment Sub-Advisory Agreement (the "Agreement") dated January 10, 2002, pursuant to which the Sub-Adviser renders investment sub-advisory services to the Fund;

        WHEREAS, Section 1(h) of the Agreement provides that (i) the Sub-Adviser shall review all proxy solicitation materials and be responsible for voting and handling all proxies in relation to the securities held as Assets in the Fund; and (ii) the Adviser shall instruct the custodian and other parties providing services to the Fund to promptly forward misdirected proxies to the Sub-Adviser;

        WHEREAS, the Adviser and the Sub-Adviser desire to amend Section 1(h) of the Agreement for the purpose of revising the duties and responsibilities of the Adviser and Sub-Adviser with regard to reviewing proxy solicitation materials and responsibility for voting and handling proxies in relation to the securities held as Assets in the Fund; and

        WHEREAS, the Adviser and Sub-Adviser also desire to amend certain provisions of the Agreement to reflect amendments by the U.S. Securities and Exchange Commission to Rules 10f-3, 12d3-1 and 17e-1 and adoption of new Rule 17a-10 under the Investment Company Act of 1940, as amended.

        NOW THEREFORE, in consideration of the foregoing and the mutual covenants herein contained, the parties hereby agree as follows:

        Section 1(h) of the Agreement is amended and restated as follows:

        (h)     (i)     Except under the circumstances set forth in subsection
                        (ii), the Sub-Adviser shall not be responsible for reviewing proxy solicitation materials or voting and handling proxies in relation to the securities held as Assets in the Fund. The Sub-Adviser shall instruct the custodian and other parties providing services to the Fund to promptly forward misdirected proxies to the Adviser.

                (ii) The Sub-Adviser hereby agrees that upon 60 days' written notice from the Adviser, the Sub-Adviser shall assume responsibility for reviewing proxy solicitation materials and voting proxies in relation to the securities held as Assets in the Fund. As of the time as the Sub-Adviser shall assume such responsibilities with respect to proxies under this sub-section (ii), the Adviser shall instruct the

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                        custodian and other parties providing services to the
                        Fund to promptly forward misdirected proxies to the Sub-Adviser.

        The following paragraph is added to the Agreement as Section 1(i):

        (i) In performance of its duties and obligations under this Agreement, the Sub-Adviser shall not consult with any other sub-adviser to the Fund or a sub-adviser to a portfolio that is under common control with the Fund concerning the Assets, except as permitted by the policies and procedures of the Fund. The Sub-Adviser shall not provide investment advice to any assets of the Fund other than the Assets.

        Except as expressly superseded or modified by this Amendment, the terms and provisions of the Agreement shall continue to apply with full force and effect.

        IN WITNESS WHEREOF, the parties have caused this Amendment to be executed by their officers designated below as of the day and year first written above.

SEI INVESTMENTS MANAGEMENT CORPORATION      BARCLAYS GLOBAL FUND ADVISORS

By:    /s/ Todd Cipperman                   By:    /s/ Michael Latham
       ------------------                          ------------------

Name:  Todd Cipperman                       Name:  Michael Latham
       --------------                              --------------

Title: Senior Vice President                Title: Managing Director
       ---------------------                       -----------------


BARCLAYS GLOBAL FUND ADVISORS

By:     /s/ Danell J. Doty
        ------------------

Name:   Danell J. Doty
        --------------

Title:  Principal
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